Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNash Refreshes Board with Appointment
of New Independent Director

Kerrie MacPherson enhances SpartanNash Board of Directors with extensive financial services and audit experience

GRAND RAPIDS, Mich. – Aug. 23, 2023 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced the appointment of Kerrie D. MacPherson to the Board of Directors (the “Board”), effective immediately. As an independent director, MacPherson will serve on the Audit Committee.

MacPherson brings more than three decades of international business experience working with senior management and boards to drive growth and innovation while efficiently scaling services to the market. She began her career as an auditor and spent 32 years at Ernst & Young LLP (EY) in various Americas and global leadership roles in M&A, advisory and sales and marketing.

In addition to the SpartanNash Board, MacPherson serves as independent director for Community Bank System, Inc. (NYSE: CBU). She is Chair of the Audit Committee; a member of the Risk and Compliance Committee; a member of the Trust and Financial Services Committee; as well as a Board Liaison to the Employee Culture and Diversity Council. MacPherson also serves on the Board of Directors of the privately held Synechron Holdings Inc., where she is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. In 2020, Directors and Boards magazine named MacPherson a “Director to Watch.”

MacPherson earned her undergraduate degree in commerce and her Master of Business Administration from the University of Toronto. She is a Fellow of the Chartered Professional Accountants of Ontario, the organization’s highest distinction. MacPherson has been a longstanding champion of diversity and inclusion, having sponsored and co-instructed a leading program for high-potential female leaders called Power.Presence.Purpose. MacPherson also served as Executive Sponsor for EY Entrepreneurial Winning Women, a leadership program to assist female entrepreneurs in growing their businesses.

Exhibit 99.1

“We are proud to welcome such an accomplished leader as Kerrie to the SpartanNash Board. Her deep financial services and audit expertise will benefit the Board and management team as we work to accelerate the value we are creating for our shareholders, SpartanNash Associates, customers and suppliers,” said SpartanNash Board of Directors Chairman Douglas Hacker. “Looking to the future, we will remain diligent about ongoing Board refreshment to ensure our directors continue to offer the right combination of skills, experience and diversity.”

SpartanNash last refreshed its Board in 2022 with the addition of three independent directors who replaced three directors who did not seek reelection. With the addition of MacPherson, the Board now comprises nine directors – five of whom have been appointed in the last five years – and eight of whom are independent.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 and growing. SpartanNash operates two complementary business segments - food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

# # #